Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”) is entered into this 4th day of June, 2007 between VIA Pharmaceuticals, Inc. (“VIA”) and Lawrence Cohen (the “Executive”).

WHEREAS, the Executive and VIA entered into an employment agreement dated August 10, 2004 (the “Employment Agreement”);

WHEREAS, the Executive and VIA mutually desire to amend the Employment Agreement;

NOW THEREFORE, the parties hereby agree to amend the Employment Agreement as follows:

1. By substituting the following for the definition of “Involuntary Termination” contained in Section 8(c) of the Employment Agreement:

“For purposes of this Agreement, “Involuntary Termination” will mean without the Executive’s consent (i) a material diminution in Executives’ authority, duties or responsibilities, (ii) a material diminution in Executive’s Base Salary, (iii) the relocation of Executive’s primary work location by more than 50 miles, or (iv) any other action or inaction that constitutes a material breach by the Company of this Agreement. However, the Executive must notify the Company within 90 days of the condition giving rise to an Involuntary Termination and within 30 days of such notice the Company does not remedy such condition before an Involuntary Termination may occur under this Agreement.”

2. By adding the following Section 22 to the Employment Agreement:

“22. 409A Delay. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under Section 7 of this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the benefits payable to Executive under Section 7 shall not be paid prior to the earlier of (a) the expiration of the six-month period measured from the date of Executive’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (b) Executive’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this Section 22 shall be paid in a lump sum and any remaining payments due under the Agreement shall be paid as otherwise provided herein.”

No other terms of the Employment Agreement shall be modified by this Amendment and the Employment Agreement shall continue in all other respects in full force and effect in accordance with its terms.

This Amendment to Employment Agreement may be executed in one or more counterparts, each of which shall be deemed an original but al of which together will constitute one and the same instrument.

VIA PHARMACEUTICALS, INC.		EXECUTIVE

/s/ James G. Stewart		/s/ Lawrence Cohen
By:	James G. Stewart	Lawrence Cohen
Its:	Chief Financial Officer

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